FIRST AMENDMENT

TO THE

PLATINUM UNDERWRITERS HOLDINGS, LTD.

EXECUTIVE INCENTIVE PLAN

WHEREAS, Platinum Underwriters Holdings, Ltd. (the “Company”) has adopted the Platinum Underwriters Holdings, Ltd. Executive Incentive Plan (the “Plan”); and

WHEREAS, in order to provide more equitable treatment of Awards in connection with certain terminations of employment, the Company wishes to amend the Plan as set forth herein.

NOW, THEREFORE, effective as of the date of this First Amendment, the Company hereby amends the Plan as follows:

FIRST: The Plan is hereby amended by adding a new Section 2(t) to read as follows:

"(t) “Without Cause” means a termination of a Participant’s employment by the Company other than for the following reasons: (i) a Participant’s willful and continued failure to substantially perform his or her duties to the Company; (ii) commission by a Participant of an act that would constitute a felony or other crime involving moral turpitude under the laws of any applicable jurisdiction; (iii) a Participant’s engagement in any malfeasance, fraud or dishonesty of a substantial nature in connection with his or her position with the Company; or (iv) such other willful act that materially damages the reputation of the Company. Notwithstanding the foregoing, a Participant’s employment shall be treated as having been terminated “Without Cause” in the event of any termination by the Company without “cause” or by the Participant for “good reason,” as such terms or comparable terms are defined under any employment agreement in effect from time to time between the Participant and the Company.”

SECOND: Section 7(c) of the Plan is hereby deleted in its entirety and replaced with new Sections 7(c) and (d) to read as follows:

"(c) Termination Without Cause. In the event a Participant’s employment with the Company is terminated Without Cause, the Participant shall be paid a prorated Award based on the period of service by the Participant and the performance levels (Actual Average ROE vs. Threshold Average ROE) achieved by the Company for the Performance Cycle as of the end of the fiscal quarter following the date of termination. Any payment made under this Section 7(c) shall be made within ninety (90) days following the Committee’s ratification of the financial results for a completed Performance Cycle.

(d) Other Terminations. In the event a Participant’s employment is terminated for any reason, whether by the Participant or by the Company, at any time prior to the time determined by the Committee for payment of an Award hereunder, other than as provided in Sections 7(a), (b) and (c) hereof, and except as otherwise may be provided by the Committee at the time of grant of an Award, the Award shall be forfeited and automatically be cancelled without further action by the Company.”

IN WITNESS WHEREOF, the Company has caused this First Amendment to be adopted on this 5th day of November, 2004.

PLATINUM UNDERWRITERS HOLDINGS, LTD.